================================================================================

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement      [_] Confidential, for Use of the
                                         Commission Only (as permitted by
                                         Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Becton, Dickinson and Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          Becton, Dickinson and Company
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------

    (5) Total fee paid:

    ----------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------

    (3) Filing Party:

    ----------------------------------------------------------------------------

    (4) Date Filed:

    ----------------------------------------------------------------------------

Notes:

   CLATEO CASTELLINI
   Chairman of the Board


          [LETTERHEAD OF BECTON DICKINSON AND COMPANY APPEARS HERE]



                                                               December 23, 1996

To Our Shareholders:

  On behalf of the Board of Directors, I am pleased to invite you to the Annual Meeting of Shareholders of Becton, Dickinson and Company to be held at 2:30 P.M. on Tuesday, February 11, 1997, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey. Directions to Franklin Lakes and a map showing the location of the offices is on the back cover of the Proxy Statement. I look forward to greeting you and reporting on the progress of your company.

  The matters expected to be acted upon at the meeting are listed in the Notice of Meeting and described in detail in the Proxy Statement.

  So that your shares will be represented at the meeting, I encourage you to vote, complete and mail the enclosed proxy card in the return envelope that is provided, whether or not you expect to attend. Even if you previously have returned your proxy card, you may attend the Annual Meeting and vote in person.

  I look forward to seeing you at the meeting.

                                 Sincerely,
                                 /s/ Clateo Castellini

                                 CLATEO CASTELLINI
                                 Chairman of the Board

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                         BECTON, DICKINSON AND COMPANY
                                 1 BECTON DRIVE
                     FRANKLIN LAKES, NEW JERSEY 07417-1880

                              -----------------


  The Annual Meeting of Shareholders of BECTON, DICKINSON AND COMPANY will be held at 2:30 P.M. on Tuesday, February 11, 1997, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey, to consider and act upon the following proposals:

  1. The election of directors;

  2. The approval of the selection of independent auditors;

  3. A shareholder proposal relating to cumulative voting;

  4. A shareholder proposal relating to a report on the Company's operations in Mexico; and

  5. Such other business as may properly come before the meeting.

  Shares represented by properly executed proxies hereby solicited by the Board of Directors of Becton, Dickinson and Company will be voted in accordance with instructions specified therein. Shares represented by proxies which are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement, for proposal 2 and on other matters as recommended by the Board.

  It is desirable that as large a proportion as possible of the shareholders' interest be represented at the meeting. Therefore, if you are unable to be present in person or otherwise represented at the meeting, you are requested to sign and return the enclosed proxy in order that your shares will be represented.

  Only shareholders of record at the close of business on December 16, 1996 will be entitled to vote at this meeting.

                                 By order of the Board of Directors,
                                 /s/ Raymond P. Ohlmuller

                                 RAYMOND P. OHLMULLER
                                 Vice President and Secretary

Dated: December 23, 1996

                                PROXY STATEMENT

                              -----------------


                      1997 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 11, 1997

                              -----------------


                         BECTON, DICKINSON AND COMPANY
                                 1 BECTON DRIVE
                     FRANKLIN LAKES, NEW JERSEY 07417-1880

                              -----------------


                              GENERAL INFORMATION

  The enclosed proxy/voting instruction card ("proxy") is solicited by the Board of Directors (the "Board") of Becton, Dickinson and Company, a New Jersey corporation (the "Company") for use at the Annual Meeting of Shareholders to be held at 2:30 P.M. on Tuesday, February 11, 1997, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey. A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of the Company, by delivering a duly executed proxy bearing a later date or by voting in person at the meeting. This proxy statement and the proxy are being mailed to shareholders of the Company on or about December 27, 1996.

  At the close of business on December 16, 1996, the record date fixed by the Board for determining shareholders entitled to notice of and to vote at the meeting, there were 122,885,693 shares of the Company's Common Stock (the "Common Stock") outstanding, each entitled to one vote. In addition, on December 16, 1996, there were 889,686 shares of the Company's Series B ESOP Convertible Preferred Stock (the "ESOP Preferred Stock") outstanding, all of which are held by State Street Bank and Trust Company, as Trustee of the Company's Savings Incentive Plan ("SIP"). The shares of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the Company's shareholders and also carry one vote per share. Each employee participating in SIP is entitled to instruct the Trustee how to vote all shares of Common Stock and ESOP Preferred Stock allocated to that employee's SIP accounts as well as how to vote a proportionate number of such shares held in SIP for which voting instructions are not received by the Trustee from other SIP participants or which are not allocated to participants' accounts (the "unvoted and/or unallocated shares"). Unless otherwise instructed by a SIP participant, the enclosed proxy will serve as voting instructions to the Trustee with respect to both the allocated and the unvoted and/or unallocated SIP shares. SIP shares for which no voting instructions are received from any SIP participants will be voted by the Trustee in its discretion.

  The shares of Common Stock held by Wachovia Bank of North Carolina, N.A., as Trustee of the Company's Salary and Bonus Deferral Plan ("SBDP"), as well as the shares of Common Stock held by Banque Internationale a Luxembourg ("BIL") in connection with the Company's Global Share Investment Program ("GSIP"), also are entitled to vote on all matters submitted to a vote of the Company's shareholders and carry one vote per share. Each employee participating in SBDP and, if so provided under the terms of the local country GSIP plan, in GSIP, is entitled to instruct the Trustee or BIL, as the case may be, how to vote all shares of Common Stock allocated to that employee's SBDP or GSIP account, as well as how to vote a proportionate number of shares held in SBDP or GSIP, respectively, for which voting instructions are not received by the Trustee or BIL, as the case may be, from other SBDP or GSIP participants. The enclosed proxy card will serve as voting instructions by a SBDP participant or a GSIP participant with respect to both allocated and unvoted SBDP shares or GSIP shares, as the case may be.

  Proxies representing shares of Common Stock held of record also will represent shares held under the Company's Automatic Dividend Reinvestment Plan and, in addition, shares of Common Stock and ESOP Preferred Stock, if any, allocated to employees' accounts under SIP, SBDP and GSIP, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

  Directors are elected by a plurality of the votes cast at the meeting. Abstentions with respect to one or more of the nominees will not be counted as votes cast for such individuals and, accordingly, will have no effect on the outcome of the vote. Similarly, shares which brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes"), if any, will not be counted and, accordingly, will have no effect on the outcome of the vote.

  Approval of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the votes cast on such proposal. Under New Jersey law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and any broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

  The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

  In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally, by telephone or by telegram. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses in doing so. The Company has retained Hill and Knowlton, Inc. to assist in soliciting proxies for a fee not to exceed $12,500 plus expenses. The cost of soliciting proxies will be borne by the Company.


                               SHARE OWNERSHIP OF
                    MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  According to CDA Investment Technologies, Inc., a firm that monitors institutional share ownership, as of September 30, 1996, Oppenheimer & Co., L.P., 1 World Financial Center, New York, New York 10281, was the beneficial owner of 20,945,432 shares of Common Stock, constituting 16.9% of the then outstanding Common Stock, and State Street Bank & Trust Co., 225 Franklin Street, Boston, Massachusetts 02110, was the beneficial owner of 6,569,920 shares of Common Stock, constituting 5.3% of the then outstanding Common Stock. No changes in these holdings have come to the Company's attention since then. The Company is not aware of any other beneficial owner of more than 5% of its Common Stock.

  The following tables set forth, as of October 31, 1996, information concerning the beneficial ownership of Common Stock and ESOP Preferred Stock by each director and nominee for director, by each executive officer named in the Summary Compensation Table, by all directors and executive officers as a group, and by the beneficial owner of more than 5% of the outstanding ESOP Preferred Stock. None of the individuals listed below owns more than 1% of the outstanding Common Stock. All directors and executive officers as a group are the beneficial owners of approximately 3.4% of the Common Stock, including shares which may be acquired by them within 60 days.

                                  COMMON STOCK


                                                             SHARES WHICH
                                            SHARES OWNED    MAY BE ACQUIRED
                                            DIRECTLY AND       WITHIN 60
                  NAME                     INDIRECTLY(1)*      DAYS(2)*
                  ----                     --------------  -----------------
Harry N. Beaty . . . . . . . . . . . . .       6,360                   0
Henry P. Becton, Jr. . . . . . . . . . .      80,046(3)                0
Clateo Castellini. . . . . . . . . . . .      61,166           1,010,832
Albert J. Costello . . . . . . . . . . .       2,000                   0
Gerald M. Edelman. . . . . . . . . . . .       4,184                   0
Edmund B. Fitzgerald . . . . . . . . . .       4,786                   0
John W. Galiardo . . . . . . . . . . . .      99,506             698,708
Richard W. Hanselman . . . . . . . . . .       9,204                   0
Walter M. Miller . . . . . . . . . . . .      46,795(4)          525,324
Frank A. Olson . . . . . . . . . . . . .      26,630                   0
James E. Perrella. . . . . . . . . . . .       2,640                   0
Gloria M. Shatto . . . . . . . . . . . .       4,604                   0
Mark C. Throdahl . . . . . . . . . . . .      11,248             189,936
Raymond S. Troubh. . . . . . . . . . . .      48,026(5)                0
Kenneth R. Weisshaar . . . . . . . . . .       6,390             241,350

All Directors and Executive officers as a
 group (23 persons), including those
 named above . . . . . . . . . . . . . .     456,009           3,690,508



---------

* The Common Stock was split two-for-one, resulting in the distribution on August 15, 1996 of one additional share of Common Stock for each share owned by shareholders of record as of August 5, 1996.

(1) Includes Common Stock allocated to individual accounts under the Savings Incentive Plan as follows: Mr. Castellini, 4,942 shares, Mr. Galiardo, 8,776 shares, Mr. Miller, 4,921 shares, Mr. Throdahl, 3,219 shares, Mr. Weisshaar, 938 shares, and all Directors and Executive Officers as a group, 43,536 shares. Also includes Common Stock allocated to individual accounts under the Salary and Bonus Deferral Plan as follows: all Directors and Executive Officers as a group, 2,929 shares.

(2) Consists of Stock Options available for exercise.

(3) Includes 51,440 shares held by a trust of which Mr. Becton is a co-trustee with shared investment and voting power and 26,000 shares held by a corporation owned by the trust. Does not include 15,800 shares owned by Mr. Becton's wife, 800 shares owned by a daughter or 48,220 shares held in trusts for the benefit of his children, as to which he disclaims beneficial ownership.

(4) Does not include 600 shares owned by Mr. Miller's children, as to which he disclaims beneficial ownership.

(5) Does not include 20,000 shares owned by Mr. Troubh's wife, as to which he disclaims beneficial ownership.


                              ESOP PREFERRED STOCK


                                                                 SHARES OWNED
                                                                 DIRECTLY AND
                                                                  INDIRECTLY
                                                                ---------------
        Clateo Castellini . . . . . . . . . . . . . . . . . .         331(1)
        John W. Galiardo. . . . . . . . . . . . . . . . . . .         413(1)
        Walter M. Miller. . . . . . . . . . . . . . . . . . .         421(1)
        Mark C. Throdahl. . . . . . . . . . . . . . . . . . .         258(1)
        Kenneth R. Weisshaar. . . . . . . . . . . . . . . . .         313(1)

        All Directors and Executive Officers as a group (23
         persons) . . . . . . . . . . . . . . . . . . . . . .       3,469(1)
        State Street Bank and Trust Company . . . . . . . . .     893,535(2)
         225 Franklin Street
         Boston, Massachusetts 02110
         (as Trustee of the Savings Incentive Plan)



---------

(1) Shares allocated to individual accounts under the ESOP component of the Savings Incentive Plan ("SIP"). Such shares constitute less than 1% of the total beneficial ownership of the ESOP Preferred Stock.

(2) As Trustee, holding 100% of the outstanding shares of ESOP Preferred Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of their ownership of the Company's equity securities and reports of changes in such ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from the Company's executive officers and directors, the Company believes that for the period from October 1, 1995 through September 30, 1996, all of its executive officers and directors were in compliance with the disclosure requirements of
Section 16(a).


                               BOARD OF DIRECTORS

MEETINGS; CERTAIN COMMITTEES

  The Board of Directors, which held seven meetings during the fiscal year ended September 30, 1996, has seven standing committees, including the Audit Committee, the Corporate Responsibility Committee, the Compensation and Benefits Committee and the Committee on Directors, which serves as a nominating committee. All directors attended more than 75 percent of the aggregate of the total number of meetings of the Board and the committees on which each director served, except for Edmund B. Fitzgerald.

  The Audit Committee reviews and discusses the plan and results of the annual audit with the Company's independent and internal auditors and reviews non-audit services provided by the independent auditors. This Committee also reviews the Company's internal auditing, control and accounting systems. In addition, this Committee makes recommendations to the Board concerning the selection of independent auditors. The members of this Committee, which met three times during the year, are Harry N. Beaty, Chairman, Albert J. Costello, Gerald M. Edelman, Edmund B. Fitzgerald, Gloria M. Shatto and Raymond S. Troubh.

  The Corporate Responsibility Committee reviews the Company's policies and procedures affecting its role as a responsible corporate citizen, including those relating to issues such as equal employment opportunity and community relations, as well as health, safety and environmental matters and proper business practices. The members of this Committee, which met once during the year, are Gerald M. Edelman, Chairman, Harry N. Beaty, Henry P. Becton, Jr., Clateo Castellini, John W. Galiardo and Gloria M. Shatto.

  The Compensation and Benefits Committee reviews annually the overall compensation program for the Company's corporate officers; approves the compensation of the executive officers and approves all employment or consulting contracts of the Company or any subsidiary with corporate officers who are not also directors. In addition, this Committee serves as the granting and administrative committee for the Company's stock option plans and its Stock Award Plan. This Committee also oversees the administration of employee benefits and benefit plans for the Company. The members of this Committee, which met five times during the year, are Henry P. Becton, Jr., Chairman, Albert J. Costello, Edmund B. Fitzgerald, Richard W. Hanselman, Frank A. Olson, James E. Perrella and Raymond S. Troubh.

  The Committee on Directors recommends candidates for election as directors to the Board. It also reviews and makes recommendations concerning the composition, organization and function of the Board and its committees, as well as the performance and compensation of directors. The members of this Committee, which met three times during the year, are Richard W. Hanselman, Chairman, Henry P. Becton, Jr., Gerald M. Edelman, Frank A. Olson and James E. Perrella.

  Any shareholder may recommend nominees for director to the Committee on Directors by writing to the Secretary of the Company. Submissions should include the full name and address and a statement of the qualifications of the proposed nominee.

DIRECTORS' COMPENSATION

  Each director who is not employed by the Company receives an annual retainer of $45,000 for Board service, plus attendance fees of $1,000 for special meetings of the Board and $1,000 for committee meetings. An annual fee of $2,000 also is paid to committee chairmen. Directors may defer, in cash or shares of Common Stock, all or part of their attendance, committee and chairmen's fees, as well as all or part of their annual retainers until up to ten years after retirement from the Board pursuant to either the 1994 Restricted Stock Plan for Non-Employee Directors or the 1996 Directors' Deferral Plan. In addition, Gerald
M. Edelman was engaged by the Company during the fiscal year as a consultant in the fields of cell biology and solid tissue diagnostics. The Company paid Dr. Edelman a fee of $65,000 for his consulting services.

  In July 1996, the Board of Directors voted to terminate its pension arrangements for directors and to adjust director compensation as described below. Effective December 1, 1996 (the "Termination Date"), the Company froze all accrued past service pension benefits payable to current directors and ceased accruing any additional pension benefits for their accounts. No change was made to the retirement benefits being paid to directors that had retired prior to the Termination Date.

  In liquidation of benefits that would have been payable under the terminated arrangements, directors were offered a one-time election either to receive payment of the actuarially determined present value, as of the Termination Date, of his or her previously earned and accrued past service pension benefits (the "Pension Amount") or to enter into a consulting agreement with the Company, following retirement, at an annual fee equal to the retainer paid from time to time to active non-employee directors, for a term equal to the number of years, as of the Termination Date, of the director's service on the Board. Under the 1996 Directors' Deferral Plan, directors can defer receipt of their Pension Amounts, until up to ten years after retirement, in an unfunded cash account or in an account credited with shares of Common Stock.

  Commencing in February 1997, each director elected at, or continuing as a director after, each annual meeting of shareholders, also will be granted 400 shares of Common Stock, to be deferred in a Common Stock account under the 1996 Directors' Deferral Plan and distributed no earlier than retirement. Prior to the distribution of shares of Common Stock credited to the accounts of directors under the 1996 Directors' Deferral Plan, the number of shares credited will be increased to reflect the payment and reinvestment of dividends on the Common Stock.

  As of the Termination Date, directors no longer are required to receive one-fourth of the annual retainer in shares of restricted Common Stock, but still can elect to have one or more of their quarterly retainer payments paid in shares of restricted Common Stock pursuant to the 1994 Restricted Stock Plan for Non-Employee Directors or in deferred shares of Common Stock under the 1996 Directors' Deferral Plan, rather than in cash.

  In July 1996, the Board also voted to amend the formal stock ownership guidelines, so as to require all non-employee directors, with limited exceptions, to own five (rather than three) times the amount of the annual retainer in shares of Company stock within five years from the date of the original July 1995 guidelines.

BOARD EVALUATION

  In fiscal 1996, the Board's Committee on Directors undertook a new process of evaluation of Board performance and effectiveness, whereby each director completed a Board Evaluation Questionnaire. The questionnaire provided a range of grades and trend indicators to be completed by each director, as well as space for written comments, with respect to each of the following sixteen criteria:

   1. The Board knows, understands and approves the Company's mission statement, values and objectives, as well as its strategic and operating plans.

   2. The Board understands the industries in which the Company operates and the implications of current general economic and political trends to those businesses.

   3. The Board evaluates the Company's research and development performance and level of commitment.

   4. The Board considers the performance of peer companies when assessing Company performance.

   5. The Board evaluates and reviews the performance and values of the chief executive officer and other members of senior management.

   6. The Board reviews senior management development and compensation and considers the correlation between compensation levels and Company performance.

   7. Board meetings foster open communication and timely resolution of issues presented.

   8. The Board oversees ethical conduct and legal compliance by the Company.

   9. The Board assesses and modifies, as necessary, the structure of the Board and its Committees.

  10. The Board ensures that each Board member's experiences are optimally and appropriately utilized in terms of Committee appointments.

  11. The Board monitors the availability, content and timeliness of information provided to it and prepares appropriately for Board meetings.

  12. The Board verifies the independence of each non-employee director and considers the impact, if any, of changes in the principal employment of non-employee directors.

  13. The Board monitors and understands current issues and trends in corporate governance.

  14. The Board reviews and adopts annual capital and operating budgets and monitors Company performance against them during the year.

  15. The Board reviews the adequacy of existing accounting and financial controls.

  16. The Board reviews succession plans for the chief executive officer and senior management.

  The collective ratings and comments of the directors were compiled and presented by the Chairman of the Committee on Directors to the full Board for discussion and the development of recommendations to enhance the Board's effectiveness.

PROPOSAL 1.

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, the terms of which expire alternately over a three-year period. The Board proposes the election of Albert J. Costello to serve for two years until the 1999 Annual Meeting and of Harry N. Beaty, Clateo Castellini, John W. Galiardo and Frank A. Olson to serve for three years until the 2000 Annual Meeting, and in each case until their successors have been elected and have qualified. Mr. Costello was elected to his present term by the Board effective July 26, 1996. Dr. Beaty and Messrs. Castellini, Galiardo and Olson are incumbent directors who were elected to their present terms by the shareholders.

NOMINEES FOR DIRECTOR--TERM TO EXPIRE 2000

[Photo of Harry N. Beaty appears here]
  (ART)
  Harry N. Beaty, M.D., 64, has been a director since 1985. He is a Professor of Medicine and Dean of the Northwestern University Medical School and Chairman of the Board of the Northwestern Medical Faculty Foundation. Dr. Beaty is a specialist in internal medicine and a subspecialist in infectious diseases.

[Photo of Clateo Castellini appears here]
  (ART)
  Clateo Castellini, 61, has been a director, Chairman of the Board, President and Chief Executive Officer since June, 1994. Prior thereto he served as Sector President--Medical.

[Photo of John W. Galiardo appears here]
  (ART)
  John W. Galiardo, 62, has been a director and Vice Chairman of the Board and General Counsel since June, 1994. Prior thereto he served as Vice President and General Counsel. Mr. Galiardo is a director of New Jersey Manufacturers Insurance Co., Inc. and VISX, Incorporated.

[Photo of Frank A. Olson appears here]
  (ART)
  Frank A. Olson, 64, has been a director since 1985. He is Chairman of the Board and Chief Executive Officer of The Hertz Corporation, a transportation company. Mr. Olson is a director of Cooper Industries, Inc., Fund America Corporation, The Hertz Corporation and Unicom Corp.

TERM TO EXPIRE 1999

[Photo of Albert J. Costello appears here]
  (ART)
  Albert J. Costello, 61, has been a director since 1996. He is the Chairman, President and Chief Executive Officer of W.R. Grace & Co., a global supplier of packaging and speciality chemicals. Mr. Costello previously was Chairman of the Board and Chief Executive Officer of American Cyanamid Company, a technology based life sciences company in agriculture, pharmaceuticals and medical devices. Mr. Costello is a director of W.R. Grace and Co. and FMC Corporation.







                              CONTINUING DIRECTORS

  The directors listed below were elected by the shareholders to terms expiring in 1998 and 1999, respectively, and will continue to serve.

TERM TO EXPIRE 1998

[Photo of Henry P. Becton, Jr. appears here]
  (ART)
  Henry P. Becton, Jr., 53, has been a director since 1987. He is President and General Manager of WGBH Educational Foundation. WGBH is a producer and broadcaster of public television and radio programs. It also produces books and other educational materials. Mr. Becton is a director of The Providence Journal Company and various Scudder mutual funds.

[Photo of Gerald M. Edelman, M.D., Ph.D. appears here]
  (ART)
  Gerald M. Edelman, M.D., Ph.D., 67, has been a director since 1982. He is a Member of the Scripps Research Institute, Chairman of its Department of Neurobiology, and Director of The Neurosciences Institute. His research is concerned with the developmental biology of the brain. In 1972, Dr. Edelman was the recipient of the Nobel Prize in Physiology or Medicine. Dr. Edelman is a director of General American Investors Co., Inc.

[Photo of Richard W. Hanselman appears here]
  (ART)
  Richard W. Hanselman, 69, has been a director since 1981. He is a corporate director and consultant. Mr. Hanselman was Chairman of the Board, President and Chief Executive Officer of Genesco, Inc., a diversified manufacturer of footwear and apparel, prior to 1986. Mr. Hanselman is a director of Arvin Industries, Inc., BEC Group, Inc., Bradford Funds, Inc., Foundation Health Corp., Gryphon Holdings Inc., and IMCO Recycling, Inc.





TERM TO EXPIRE 1999

[Photo of James E. Perrella appears here]
  (ART)
  James E. Perrella, 61, has been a director since July, 1995. He is Chairman, President and Chief Executive Officer of Ingersoll-Rand Company, a manufacturer of industrial machinery and related products. He is a director of Cincinnati Milacron, the U.S. Chamber of Commerce, the U.S.-China Business Council and the Business Council for the United Nations and chairman of the National Foreign Trade Council.

[Photo of Gloria M. Shatto appears here]
  (ART)
  Gloria M. Shatto, 65, has been a director since 1986. She is President of Berry College. She is a director of Georgia Power Co., The Southern Company and Texas Instruments Inc.

[Photo of Raymond S. Troubh appears here]
  (ART)
  Raymond S. Troubh, 70, has been a director since 1977. He is a financial consultant. Mr. Troubh is a director of ADT Ltd., America West Airlines Inc., Applied Power Inc., ARIAD Pharmaceuticals Inc., Diamond Offshore Drilling, Inc., Foundation Health Corp., General American Investors Co., Inc., Olsten Corp., Petrie Stores Corp., Time Warner, Inc., Triarc Companies Inc. and WHX Corporation.

                             EXECUTIVE COMPENSATION

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The compensation of the Company's executive officers is determined by the Compensation and Benefits Committee of the Board. The Committee has seven members, each of whom is independent of management. None of the members of the Committee has any insider or interlocking relationship with the Company, and each of them is a non-employee director, as these terms are defined in applicable rules and regulations of the SEC.

COMPENSATION PHILOSOPHY

  The Company's executive compensation philosophy is to align the interests of executive management with shareholder interests and with the Company's business strategy and success, through an integrated executive compensation program that considers short-term performance, the achievement of long-range strategic goals and growth in total shareholder value. The aggregate compensation package is designed to attract and retain individuals critical to the long-term success of the Company, to motivate these persons to perform at their highest levels, and to reward sustained performance.

  The Company's compensation program for all employees of the Company, including executive officers, is based on the following principles:

  . STRATEGIC ALIGNMENT: Alignment of compensation with Company values, strategic objectives and business results;

  . COMPETITIVENESS AND FLEXIBILITY: Market level compensation systems that allow for managerial discretion;

  . COMPETITIVENESS OF TOTAL COMPENSATION: Competitiveness of the Company's compensation parameters through regular surveys of peer company pay practices, comprehensive and cost-effective benefits programs, and participation by employees in the success of the Company through bonus and equity compensation incentives;

  . EQUITY OWNERSHIP: Alignment of employee and shareholder goals through compensation and benefits programs that encourage and provide employees on a worldwide basis with the opportunity to become shareholders of the Company; and

  . GOAL ORIENTATION: Variable compensation linked to individual, as well as Company, results.

PRINCIPAL COMPENSATION ELEMENTS

  The key elements of executive compensation are base salary, annual incentive awards, and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, motivates individuals to perform at their highest levels, rewards sustained superior performance, and provides above average rewards when merited by both individual and Company results.

BASE SALARY

  Base salary levels for executive officers are determined not only on the basis of the Committee's assessment of individual performance, but also on the total compensation, including salaries, paid by companies engaged in similar businesses (the "Survey Group"), to persons holding equivalent positions. Those surveys, as well as related data analyses, are conducted by external compensation consultants. The Survey Group includes companies in the Standard & Poor's ("S&P") Health Care (Medical Products & Supplies) Index utilized in preparing the Performance Graph set forth on page 19 hereof, as well as other high quality healthcare companies with which the Company competes for management talent. The Company generally sets salaries to approximate median levels expected for companies in the Survey Group, adjusted for differences in size between the Company and those companies surveyed. Base salaries and annual increases are determined following an assessment of each executive officer's individual performance, experience, current salary in relation to market data with respect to salaries paid for comparable positions, scope of responsibilities and potential for advancement, as well as the performance of the Company as a whole. Based upon these factors, the executive officers' salaries were reviewed and adjusted in 1996.

ANNUAL INCENTIVES

  The Company's Executive Incentive Plan is designed to reward executives based on the overall performance of the Company, as well as on the performance of each executive officer's area of responsibility or operating group. Measures of performance are both financial and strategic. Financial elements stress annual performance in achieving earnings levels that meet or exceed annual budgets, improvements in profitability, and enhancing the Company's return on net assets. Strategic accomplishments measured include, but are not limited to, new product introductions, geographic expansion, technological or quality improvements, improvements in operations and contributions to business success. Individual incentive targets are established for plan participants based on survey data with respect to the Survey Group of companies. Incentive target levels are set so as to result in annual cash compensation in the mid- to upper range of competitive practice, depending on Company and individual performance.

  In July 1996, the Committee approved modifications to the Executive Incentive Plan effective for the fiscal year beginning October 1, 1996. The amendments to the program are intended to link more closely incentive awards to an objective measure that correlates with increases in shareholder value and to reinforce a culture of performance and ownership among the Company's managers. To that end, a portion of all awards to executive officers and other senior managers under the Executive Incentive Plan will be based on the generation of improved economic value added ("EVA"). In basic terms, EVA consists of net after-tax operating profit, as reduced by a charge for the Company's annual cost for capital used in its business. Thus, by including an EVA component in determining executive incentive awards, the Company rewards executives who increase shareholder value by most effectively deploying the capital contributed by the shareholders. For fiscal 1997, the amount of incentive awards paid to participants also will be subject to the achievement of certain earnings and strategic goals.

STOCK OPTIONS

  In September 1996, the Committee expanded the number of employees eligible for stock option grants so as to award stock options more broadly and deeply throughout the organization and thus provide additional incentive to employees to maximize shareholder value. Actual grants will be based on individual performance and contribution.

  Stock option grant levels and terms are established to provide senior management with the opportunity for compensation levels at the higher end of the competitive range for comparable positions in the marketplace, if management is successful in achieving above-average long-term growth in total shareholder value. As a consequence, compensation packages for the Company's executive officers are more heavily weighted toward performance-based, longer-term compensation than those of the Survey Group of peer companies.

  Stock options are awarded each year by the Committee to members of senior management in accordance with the Company's Senior Executive Option Policy. The Senior Executive Option Policy continues the concept established in 1990 of an indexed stock option program intended to compensate executive officers both for absolute growth in shareholder value and for relative Company Common Stock price performance compared to the performance of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index"). As amended by the Committee in September 1995, "relative" performance will result in an option exercisable at the fair market value on the date of grant for a reduced number of shares when performance is below the S&P 500 and an increased number of shares when performance exceeds the S&P 500. This policy applies to approximately forty senior executives.

  The operation of the Senior Executive Option Policy provides for an annual grant through 1999 to each of the participants, whereby the number of options is indexed each year, unless otherwise provided by the Committee, to the change from January 23, 1995 (for most participants), and from May 24, 1994 (for Messrs. Castellini, Galiardo and Miller), in the S&P 500 Index.

  With respect to the January 1996 grant of options, the S&P 500 Index had increased 31.7% from January 1995 to January 1996, while the Company's per share fair market value had increased by 60%, resulting in a stock option grant of 142.5% of the target number of options. For the May option grant, the S&P 500 Index had grown by 48% from May 1994 to May 1996, while the Company's per share fair market value had increased 123%, resulting in a grant of 170.5% of the target number of options. All grants are made at the fair market value of the Company's Common Stock on the date of grant. Each annual grant is exercisable for a period of ten years from the date of grant.

COMPENSATION OF THE CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

  The compensation of Mr. Castellini consists of the same elements as that of other senior executives, namely base salary, annual incentives and stock options.

  In determining Mr. Castellini's aggregate compensation package, the Committee reviewed the Company's financial and business performance for fiscal year 1996. This review was based on an assessment of a number of both financial and non-financial factors, including sales and earnings growth, return on equity, and the creation of shareholder value.

  Mr. Castellini's base salary was increased to $750,000 per year based upon the Committee's evaluation of his performance and contribution toward achievement of the Company's financial, strategic and other goals, as well as upon competitive chief executive officer compensation information.

  Mr. Castellini received an award of 306,832 stock options (adjusted to reflect the August 1996 stock split) in May 1996 in accordance with the Senior Executive Option Policy. This number of options awarded was 170.5% of the targeted option number, reflecting the strong fair market price performance of the Company's Common Stock relative to the S&P 500 from May 24, 1994 to May 26, 1996. The Committee believes these options represent the most valuable component of Mr. Castellini's compensation, and they are the only vehicle now used to provide long-term compensation to him. By relying solely upon stock option grants indexed to the performance of the S&P 500, the Committee believes it is providing Mr. Castellini significant incentive to achieve sustained, long-term increases in shareholder value that are superior to the average performance of the market.

  The Committee authorized an annual incentive bonus of $675,000 for Mr. Castellini for fiscal 1996.

1996 COMPENSATION ACTIONS: OTHER EXECUTIVE OFFICERS

  The other executive officers, including the named executives (as defined below), received salary increases that averaged 11.6%, and which included merit and promotional increases, as well as market adjustments. The Committee authorized annual incentive awards for the executive officers that ranged from 110% to 141% of target. The executive officers received indexed stock options under the Senior Executive Option Policy during 1996.

STOCK OWNERSHIP PROGRAM

  In September 1995, the Committee adopted a formal stock ownership program. Under the guidelines of this program, by September 1998, Mr. Castellini is expected to own Company Common Stock equal in value to no less than five times his annual base salary. The program also extends to other senior managers, including the other named executive officers, who are expected to own Company Common Stock within three years from the later of the date of the guidelines or the date the executives become subject to them, equal in value to between two and four times their annual base salaries, depending upon applicable salary levels.

INTERNAL REVENUE CODE SECTION 162(M)

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied.

  The Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

COMPENSATION DATA

  The tables and graph following this report set forth information on the compensation for the Company's chief executive officer and the four most highly compensated officers other than the chief executive officer (the "named executives").


                      COMPENSATION AND BENEFITS COMMITTEE

                         HENRY P. BECTON JR., CHAIRMAN


          ALBERT J. COSTELLO          FRANK A. OLSON

          EDMUND B. FITZGERALD        JAMES E. PERRELLA

          RICHARD W. HANSELMAN        RAYMOND S. TROUBH

COMPENSATION OF NAMED EXECUTIVES

GENERAL

  The following table shows, for the fiscal years ended September 30, 1994, 1995 and 1996, compensation provided by the Company to each of the named executives in all capacities in which they served.


                           SUMMARY COMPENSATION TABLE


                                                                              LONG-TERM
                                                                             COMPENSATION
                                      ANNUAL COMPENSATION                       AWARDS
                          --------------------------------------------  ----------------------
                                                                                    SECURITIES
                                                            OTHER       RESTRICTED  UNDERLYING
  NAME AND                FISCAL                           ANNUAL         STOCK      OPTIONS/       ALL OTHER
PRINCIPAL POSITION         YEAR   SALARY(A)  BONUS(A)  COMPENSATION(B)  AWARDS(C)    SARS(D)*    COMPENSATION(E)
------------------        ------  ---------  --------  ---------------  ----------  ----------  -----------------
Clateo Castellini          1996   $679,167   $675,000         0                0     306,832        $ 99,274
Chairman, President and    1995    543,750    600,000         0                0     180,000         110,710
Chief Executive Officer    1994    376,042    380,000         0                0     192,000          52,275
John W. Galiardo           1996    429,958    300,000         0                0     187,508          15,362
Vice Chairman and          1995    386,042    275,000         0                0     110,000          15,362
General Counsel            1994    308,375    200,000         0                0     120,000           5,468
Walter M. Miller           1996    336,833    185,000         0                0     119,324          11,980
Senior Vice President--    1995    326,667    185,000         0                0      70,000          11,980
Strategy and Development   1994    316,667    165,000         0                0      72,000           4,750
Mark C. Throdahl           1996    262,500    150,000         0                0      99,750          20,000
Senior Vice President      1995    225,000    155,000         0                0      70,000          21,981
                           1994    181,500     70,000         0          $70,555      12,000           5,490
Kenneth R. Weisshaar       1996    261,500    150,000         0                0      99,750          19,500
Senior Vice President      1995    226,833    135,000         0                0      70,000          19,590
                           1994    192,500     82,000         0          $85,625      20,000          20,775



---------

* 1994 and 1995 numbers have been adjusted to reflect the August 1996 stock split.

(A) Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year. Bonuses are paid in the fiscal year following the fiscal year for which they are earned, unless deferred at the election of the executive.

(B) None of the named executives received perquisites and other personal benefits exceeding the lesser of $50,000 or 10% of each named executive's annual salary and bonus.

(C) Messrs. Castellini, Galiardo and Miller have not been eligible for further awards under the Company's Stock Award Plan since the adoption of the Senior Executive Option Policy in May, 1990. Effective with their January, 1995 grant under the Senior Executive Option Policy, Messrs. Throdahl and Weisshaar were not eligible for further awards under the Company's Stock Award Plan. The value of Messrs. Throdahl's and Weisshaar's restricted stock awards was determined based on the closing market price of the Company's Common Stock on the date of grant.

  The following table contains information relating to the outstanding holdings of restricted stock of the named executives, which all relate to undistributed portions of awards granted under the Stock Award Plan.


                                                                CURRENT MARKET
                                                  NUMBER OF        VALUE OF
                                                UNDISTRIBUTED   UNDISTRIBUTED
                             CURRENT  DEFERRED   RESTRICTED       RESTRICTED
      NAME                   PORTION  PORTION    SHARES HELD     SHARES HELD
      ----                   -------  --------  -------------  ----------------
  Clateo Castellini. . . .        0    19,956      19,956          $883,053
  John W. Galiardo . . . .        0    18,504      18,504           818,802
  Walter M. Miller . . . .        0    13,408      13,408           593,304
  Mark C. Throdahl . . . .    3,358     3,714       7,072           312,936
  Kenneth R. Weisshaar . .    4,078     5,654       9,732           430,641



  Under the terms of the Stock Award Plan, none of the holdings reflected for Messrs. Castellini, Galiardo or Miller may be distributed prior to their retirement or termination of employment. 3,714 shares for Mr. Throdahl (53% of his total holdings) and 5,654 shares for Mr. Weisshaar (58% of his total holdings) may not be distributed prior to retirement or termination of employment.

  Current market values are determined by multiplying the number of undistributed shares by $44.25, the September 30, 1996 closing price for the Company's Common Stock. No discount has been taken to reflect (1) the continuing restrictions on distribution and transferability, or (2) the fact that undistributed shares are not dividend-bearing.

(D) Certain option grants for Messrs. Castellini, Galiardo and Miller, prior to 1996, reflect a discount (or premium) to current market value, depending upon the Company's cumulative share price growth compared to the S&P 500 Index, and in each case adjusted to reflect the August 1996 stock split, as follows:

     1995 $5.26 per share discount

     1994 ($1.30) per share premium

(E) Amounts shown represent the sum of (1) the Company's matching contributions to the Company's Savings Incentive Plan ("SIP"), a qualified defined contribution plan available to U.S. employees at all levels, and (2) the dollar value of split-dollar life insurance policies provided for each of the named executives.

  During fiscal 1996, the Company made contributions to SIP of $4,500 for each of Messrs. Castellini, Galiardo, Miller, Throdahl and Weisshaar. These amounts represent Company matching contributions at a 50% rate of the first 6% of base pay contributed to SIP by each of the named executives, in accordance with applicable SIP rules and subject to limits imposed by the IRS upon maximum contributions to such tax-qualified plans.

  The Company has made a split-dollar life insurance policy available to the named executives in lieu of full participation in the Company's group life insurance program. The death benefit payable to the beneficiary of an insured named executive is two times that executive's base salary. Under this split-dollar arrangement, the premiums are paid by the Company in a fixed time period during the initial years in which the policies are in effect. If assumptions about mortality, dividends and other factors are realized, the Company will recover all of its payments for premiums from the cash value of the policy at the later of a designated period or retirement of the named executive. Full ownership of the policy will be transferred to the named executive at that time. The premiums paid on behalf of each named executive during fiscal 1996 have been prorated to reflect the current value of term life insurance coverage for the fiscal year plus the deferred reimbursement to the Company of the premium payments. The compensatory portion of the premium payments for each named executive during the year was $94,774 for Mr. Castellini, $10,862 for Mr. Galiardo, $7,480 for Mr. Miller, $15,500 for Mr. Throdahl and $15,000 for Mr. Weisshaar.

STOCK OPTION GRANTS

  The following table contains information relating to stock option grants and tandem stock appreciation rights ("SARs") made in fiscal 1996 under the 1995 Stock Option Plan through the Senior Executive Option Policy described above.


                     OPTION/SAR GRANTS IN FISCAL YEAR 1996


                                        INDIVIDUAL GRANTS
                        -----------------------------------------------
                         NUMBER OF     % OF TOTAL
                         SECURITIES   OPTIONS/SARS
                         UNDERLYING    GRANTED TO                            GRANT DATE
                        OPTIONS/SARS  EMPLOYEES IN   EXERCISE   EXPIRATION     PRESENT
     NAME                GRANTED(A)   FISCAL YEAR     PRICE        DATE       VALUE(B)
     ----               ------------  ------------  ----------  ----------  -------------
Clateo Castellini . .      306,832        9.34%      $41.815     5/20/06     $ 4,965,280
John W. Galiardo  . .      187,508        5.70%       41.815     5/20/06       3,034,330
Walter M. Miller  . .      119,324        3.63%       41.815     5/20/06       1,930,949
Mark C. Throdahl  . .       99,750        3.04%       40.065     1/22/06       1,410,759
Kenneth R. Weisshaar        99,750        3.04%       40.065     1/22/06       1,410,759
                         ---------      ------       -------    --------     -----------
TOTAL . . . . . . . .      813,164       24.75%      $41.125         N/A     $12,752,077
All Optionees . . . .    3,285,684      100.00%      $40.377         N/A     $47,747,164



---------

(A) All option grants to the named executives are for a ten-year term. They are exercisable immediately, subject to applicable rules and regulations of the SEC. These option grants are issued in tandem with limited SARs, exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined in the 1995 Stock Option Plan.

(B) This estimate of value has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the SEC, and does not necessarily reflect the Company's view of the appropriate value or methodology for purposes of financial reporting. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant and the Company's stock price performance history as of the date of the grant. The key assumptions set forth below used in the valuation are based upon experience, and are not a forecast of future stock price or volatility or of future dividend policy. No adjustments have been made for the risk of forfeitures or nontransferability.


        January 22, 1996 Grant             May 20, 1996 Grant
        ----------------------             ------------------
        Dividend Yield: 0.0164             Dividend Yield: 0.0162
        Volatility: 0.2104                 Volatility: 0.2106
        Risk-free Rate of Return: 5.70%    Risk-free Rate of Return: 6.69%
        Expected Exercise Period:          Expected Exercise Period:
         10 years                           10 years



STOCK OPTION EXERCISES

  The following table contains information relating to the exercise of stock options by the named executives in fiscal 1996, as well as the number and value of their unexercised options as of September 30, 1996.


            AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1996 AND
                       FISCAL YEAR-END OPTION/SAR VALUES


                                                            NUMBER OF
                                          VALUE       SECURITIES UNDERLYING    VALUE OF UNEXERCISED
                                        REALIZED           UNEXERCISED             IN-THE-MONEY
                          SHARES      (MARKET VALUE      OPTIONS/SARS AT          OPTIONS/SARS AT
                         ACQUIRED         LESS           FISCAL YEAR-END          FISCAL YEAR-END
  NAME                  ON EXERCISE  EXERCISE PRICE)  (ALL EXERCISABLE)(B)    (ALL EXERCISABLE)(A)(B)
  ----                  -----------  ---------------  ---------------------  -------------------------
Clateo Castellini . .     16,000        $397,000            1,010,832               $18,331,686
John W. Galiardo  . .     16,000         452,579              698,708                13,397,243
Walter M. Miller  . .     34,190         841,704              525,324                10,488,563
Mark C. Throdahl  . .      4,000          90,955              189,936                 2,273,189
Kenneth R. Weisshaar         -0-             -0-              241,350                 3,678,647



---------

(A) The value of unexercised options represents the difference between the closing price of the Company's Common Stock on September 30, 1996 ($44.25) and the exercise price of each unexercised option held by the named executives.

(B) All option grants to the named executives are for a ten-year term. They are exercisable immediately, subject to applicable rules and regulations of the SEC. These option grants are issued in tandem with limited SARs, exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined under the Company's 1995 Stock Option Plan.

RETIREMENT PLAN

  The Company's Retirement Plan (the "Retirement Plan") is a non-contributory defined benefit plan. It provides for normal retirement at age 65 and permits earlier retirement in certain cases. Benefits are based upon years of service and compensation (comprised of salary, commissions, bonuses and stock award distributions ("Covered Compensation")) for the five consecutive calendar years which produce the highest average compensation ("Maximum Average Compensation"). The Retirement Plan is integrated with Social Security.

  The Code limits the maximum annual benefit which may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under the Company's Retirement Benefit Restoration Plan (the "Restoration Plan"), the Company will make supplemental, unfunded payments to offset any reductions in benefits which may result from such limitations. The Company's obligations to pay retirement benefits under the Restoration Plan and employment agreements with certain key employees of the Company (including the named executives, whose employment agreements are more fully discussed below under "Contractual Obligations"), as well as deferred amounts under the Executive Bonus Plan, are secured by a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change in control of the Company (as defined in the trust agreement).

  The table below shows the estimated annual retirement benefits payable under the Retirement Plan and the Restoration Plan at normal retirement date to all eligible employees, including the named executives, in specified remuneration and years of service classifications.


                      ESTIMATED ANNUAL RETIREMENT BENEFITS


 MAXIMUM                            YEARS OF CREDITED SERVICE
 AVERAGE       --------------------------------------------------------------------
COMPENSATION      10        15        20        25        30        35         40
-------------  --------  --------  --------  --------  --------  --------  ----------
   $ 200,000   $ 28,704  $ 43,056  $ 57,408  $ 71,760  $ 86,112  $100,464   $114,816
     300,000     43,704    65,556    87,408   109,260   131,112   152,964    174,816
     400,000     58,704    88,056   117,408   146,760   176,112   205,464    234,816
     500,000     73,704   110,556   147,408   184,260   221,112   257,964    294,816
     600,000     88,704   133,056   177,408   221,760   266,112   310,464    354,816
     700,000    103,704   155,556   207,408   259,260   311,112   362,964    414,816
     800,000    118,704   178,056   237,408   296,760   356,112   415,464    474,816
     900,000    133,704   200,556   267,408   334,260   401,112   467,964    534,816
   1,000,000    148,704   223,056   297,408   371,760   446,112   520,464    594,816
   1,100,000    163,704   245,556   327,408   409,260   491,112   572,964    654,816
   1,200,000    178,704   268,056   357,408   446,760   536,112   625,464    714,816
   1,300,000    193,704   290,556   387,408   484,260   581,112   677,964    774,816
   1,400,000    208,704   313,056   417,408   521,760   626,112   730,464    834,816



  Covered Compensation includes all components of each named executive's Annual Compensation as set forth in the Summary Compensation Table on page 14 hereof, plus the distributed portion of awards granted to him through January, 1990 under the Company's Stock Award Plan for Messrs. Castellini, Galiardo and Miller and through January, 1993 for Messrs. Throdahl and Weisshaar. Amounts shown are calculated on a straight-life annuity basis, and are not subject to any further deduction for Social Security benefits or other offsets. Employees may elect to receive the actuarial value of their retirement benefits in a lump sum in lieu of a lifetime pension.

  Under the Retirement Plan, years of credited service as of December 31, 1996, and Covered Compensation for the calendar year ending December 31, 1996, are 18 years and $1,379,166 for Mr. Castellini, 19 years and $734,208 for Mr. Galiardo, 16 years and $524,583 for Mr. Miller, 8 years and $481,320 for Mr. Throdahl, and 8 years and $496,758 for Mr. Weisshaar.

  In addition, employment agreements with three of the named executives (more fully discussed below under "Contractual Obligations") provide for a supplemental pension computed by assuming additional years of credited service for purposes of calculating this benefit under the Retirement Plan in the event of termination of employment under certain stated conditions. This calculation would result in 15 additional years for Mr. Castellini, 15 additional years for Mr. Galiardo, and 12 additional years for Mr. Miller. These supplemental pension amounts would be offset by any pensions payable from prior employers.

CONTRACTUAL OBLIGATIONS

  Messrs. Castellini, Galiardo and Miller have employment agreements with the Company which provide for continuation of their base salaries and fringe benefits for two years after termination by the

Company other than for cause or by the employee for good reason at a date more than three years following a change in control of the Company. The terms "cause", "good reason" and "change in control" are defined in the agreements. In the event of termination other than for cause or for good reason within three years following a change in control, each of the three named executives would receive a payment equal to two times his highest aggregate annual compensation (salary, bonus and stock award distributions) in any of the three calendar years preceding the calendar year in which termination occurs, and his fringe benefits, reduced to the extent provided by any subsequent employer, would be continued for life. Had Messrs. Castellini, Galiardo and Miller been terminated on September 30, 1996 following a change in control, they would have been entitled to cash payments of $2,424,072, $1,395,763 and $1,089,906, respectively.

  In the event of termination other than for cause or for good reason within three years following a change in control, each of the three named executives would be entitled to all of the pension benefits which he would have earned had he remained an employee until age 65. If any termination payments to a named executive pursuant to his agreement should be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company would reimburse him in an amount such that he would retain the same amount, net of all taxes, that he would have retained had the Excise Tax not been in effect.

PERFORMANCE COMPARISON

  The following graph presents a comparison of cumulative total return to shareholders for the five-year period ended September 30, 1996, for the Company, the S&P 500 Index and the S&P Medical Products and Supplies Index. This is the comparison period required by applicable rules and regulations of the SEC. Cumulative total return to shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus per share price change for the period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return is based on an investment of $100 on September 30, 1991 and is compared to the cumulative total return of the S&P 500 Index and the S&P Medical Products and Supplies Index over the same period with a like amount invested.

  Companies measured in the S&P Medical Products and Supplies Index, in addition to the Company, are C.R. Bard, Inc., Bausch & Lomb, Inc., Baxter International Inc., Biomet, Inc., Boston Scientific, Guidant, Medtronic, Inc., St. Jude Medical, Inc. and United States Surgical Corporation.

            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

       AMONG BECTON DICKINSON & COMPANY, THE S&P 500 INDEX AND THE

            S&P HEALTH CARE (MEDICAL PRODUCTS & SUPPLIES) INDEX



                         [GRAPH APPEARS HERE]





            BECTON DICKINSON                          S&P HEALTH CARE

               & COMPANY          S&P 500      (MEDICAL PRODUCTS & SUPPLIERS)

            ----------------      -------      ------------------------------


 9/91           100                 100                     100

12/91           101                 108                     123

 3/92           105                 106                     104

 6/92           111                 108                     103

 9/92           112                 111                      97

12/92           118                 117                     105

 3/93           110                 122                      92

 6/93           121                 122                      85

 9/93           115                 125                      74

12/93           109                 128                      80

 3/94           115                 124                      74

 6/94           126                 124                      82

 9/94           150                 130                      94

12/94           150                 130                      95

 3/95           170                 143                     112

 6/95           183                 156                     125

 9/95           198                 169                     153

12/95           237                 179                     161

 3/96           260                 189                     167

 6/96           255                 197                     165

 9/96           282                 203                     183


PROPOSAL 2.

                       SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors, pursuant to the recommendation of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year ending September 30, 1997. A representative of Ernst & Young LLP will attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

  The Board of Directors recommends a vote FOR approval of the selection of Ernst & Young LLP. If approval is withheld, the Board will reconsider its selection.


                            SHAREHOLDERS' PROPOSALS

PROPOSAL 3.

                         PROPOSAL ON CUMULATIVE VOTING

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington D.C. 20037, owner of 200 shares of Common Stock, has informed the Company that she plans to introduce the following resolution at the meeting:

     RESOLVED: "That the stockholders of Becton Dickinson assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all such votes for a single candidate, or any two or more of them as he or she may see fit."

  The shareholder's statement in support of this resolution is as follows:

     REASONS: "Many states have mandatory cumulative voting, so do National Banks."

     "In addition, many corporations have adopted cumulative voting."

     "If you AGREE, please mark your proxy FOR this resolution."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

  The Board of Directors regards its constituency to be all the shareholders and believes that it can function most effectively as a Board by sharing the common objective of advancing the best interests of all shareholders rather than those of any particular group. Directors elected through cumulative voting tend to represent the interests of those shareholders who elected them at the expense of the overall interests of the shareholders as a whole.

  Cumulative voting also would interfere with the continuing task of the Committee on Directors to develop a balanced Board comprised of individuals with the wide range of knowledge and experience needed to most effectively perform its function.

PROPOSAL 4.

                         REPORT ON OPERATIONS IN MEXICO

  The Congregation of Divine Providence, P.O. Box 197, Helotes, Texas 78023, owner of 400 shares of Common Stock, has informed the Company that it plans to present the following resolution at the meeting:

     WHEREAS:

     "We believe U.S. corporations operating in Mexico should practice fundamental principles of safe environmental practices, establish adequate health and safety standards and promote a fair and dignified quality of life for workers and their communities."

     "Research indicates many U.S. corporations with maquiladoras and other Mexican operations are harming workers and their families through use of solvents and other chemicals without proper safeguards and polluting both sides of the U.S.-Mexico border through improper disposal of hazardous wastes."

     "Many maquiladoras do not provide adequate health and safety practices, a fair standard of living with an adequate wage for employees or respect for employee rights. For example, many U.S. companies pay a minimum wage that does not meet the basic subsistence needs of an employee and their family."

     RESOLVED:

     "The shareholders request the Board of Directors to provide a comprehensive report describing our Company's maquiladora operations in Mexico. The report should be available to shareholders on request, may omit confidential information and be prepared at reasonable cost."

  The shareholders' statement in support of the resolution is as follows:

     "NAFTA, the North America Free Trade Agreement, has already stimulated investment along the border and in Mexico. We believe the growth of plants known as maquiladoras on the border enables some U.S. corporations to use this system as a means to increase profits and productivity by paying minimal compensation to employees and by avoiding health, safety and environmental regulations. To change this trend, companies which own maquiladoras must apply high standards. The report requested will illustrate that our company is serious about the welfare of its employees and the environment."

     "We hope this report will include:

        1. Operating policies for maquiladora plants.

        2. Toxic chemical releases into air, water and land and the environmental technologies used to control these amounts and dispose of the wastes.

        3. Toxic chemicals used in facilities and methods by which employees are informed about and protected against adverse exposure.

        4. Frequency and extent of plant inspections by environmental consultants.

        5. Information, as is available under U.S. Right to Know provisions, provided to employees and communities on chemicals used in our plants.

        6. Minimum and average wages, profit sharing and other compensation paid to employees and how wages compare with local cost of living. If applicable, discuss employee use of company dormitories.

        7. Ways by which employee rights, such as the right to organize, are protected and sexual harassment is prevented.

        8. Actions taken to improve local infrastructure e.g., housing, potable water, child care, sewers, upgrading management and mechanical skills of workers, transfer of technology."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

  The Company's policies call for fair and competitive wage and benefit packages, along with safe workplaces, for all of its employees worldwide and require strict compliance with all applicable health, safety and environmental laws and regulations. The Company closely adheres to and enforces these policies on a global basis, including in its operations in Mexico.

  Consistent with the Company's policies and practices, the May/June 1996 issue of Business Ethics magazine published a survey that ranked Becton Dickinson ninth among the one hundred most socially responsible public companies identified. The workers at our facility in Nogales, Mexico are valued members of the Becton Dickinson worldwide team of employees and, as such, are treated fairly with the same consideration as are other employees of the Company, both in the United States and in other parts of the world. Further, the Company's commitment to its employees and their families extends beyond them, to their communities. In Nogales, for example, the Company actively supports many local organizations, including the Red Cross, a local community college and several orphanages, and participates in an innovative housing subsidy program to assist its employees to purchase their first homes.

  In summary, the Board is of the opinion that the Company's activities in Mexico, where the Company has had a substantial presence for over 40 years, are conducted in a manner that addresses the concerns raised by this proposal and are consistent with and reflect the commitment of the Company to its worldwide values.


                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Shareholder proposals for the 1997 Annual Meeting must be received at the principal executive offices of the Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, not later than August 28, 1997, for inclusion in the proxy statement and form of proxy.


                                    * * * *

                                 DIRECTIONS TO
                         BECTON, DICKINSON AND COMPANY

FROM WESTERN NJ                  FROM TAPPAN ZEE BRIDGE
Route 80 East to Route 287       Over Tappan Zee onto New York Thruway (287
North, to Route 208 South. Once  West). Take Thruway to Exit 15 (Route 287 & 17
on Route 208, stay in extreme    South) - to Exit 59 (208 South/Franklin
right lane to BECTON DICKINSON   Lakes). Stay in extreme right lane, Follow
entrance ramp.                   Route 208 South for 1 mile. Entrance to BECTON
                                 DICKINSON on right.




[MAP TO COMPANY APPEARS HERE]
 (ART TO COME)




FROM NEWARK AIRPORT                  FROM LAGUARDIA AIRPORT
Interstate 95 North to Exit 16W      Grand Central Parkway West (follow signs
(Route 3). Take Route 3 West to      for George Washington Bridge) to Tri-Boro
Route 17 North, then Route 17 North  Bridge. Over Bridge onto Major Deegan
to Route 4 West, to Route 208        Expressway North. Proceed to Cross Bronx
North. Proceed about 8 miles on      Expressway, over the GW Bridge, onto Route
Route 208 North to BECTON DICKINSON  4 West, to Route 208. Proceed about 8
Entrance Ramp.                       miles on Route 208 to the BECTON DICKINSON
                                     entrance ramp.



                           PARKING WILL BE AVAILABLE

                         PROXY/VOTING INSTRUCTION CARD
                         BECTON, DICKINSON AND COMPANY

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                      ANNUAL MEETING ON FEBRUARY 11, 1997

The undersigned hereby appoints Clateo Castellini, John W. Galiardo, Bridget M. Healy and Raymond P. Ohlmuller, and any of them, with full power of substitution, proxies to attend the annual meeting of the shareholders of the Company to be held at 2:30 P.M. on Tuesday, February 11, 1997, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey, and any adjournment thereof, and to vote all shares of the Common Stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting.

This card constitutes voting instructions to the Trustee and the Custodian, respectively, for any shares of Common Stock allocated to the undersigned under the Company's Salary and Bonus Deferral Plan ("SBDP") and, when so provided, under the Company's Global Share Investment Program ("GSIP") and also constitutes voting instructions to the Trustee and the Custodian for a proportionate number of shares of Common Stock in the SBDP and GSIP, respectively, for which no instruction card has been received from other participants.

This card also constitutes voting instructions to the Trustee for any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned under the Company's Savings Incentive Plan ("SIP") and unless the appropriate box provided below is checked, also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock and Series B ESOP Convertible Preferred Stock in the SIP that have not been allocated to participants or for which no instruction card has been received from other participants ("unallocated/unvoted SIP shares").

Election of Directors, Nominees:
     TERM TO EXPIRE 1999                    TERM TO EXPIRE 2000
     Albert J. Costello       Harry N. Beaty           John W. Galiardo
                              Clateo Castellini        Frank A. Olson

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Please sign and return this card using the enclosed envelope.

CONTINUED AND TO BE SIGNED, ON REVERSE SIDE

[X] Please mark your votes as in this example.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of Directors, FOR Proposal 2 and AGAINST Proposals 3 and 4.

The Board of Directors recommends a vote FOR Proposals 1 and 2.
                                             FOR                     WITHHELD
1. Election of Directors.                    [ ]                        [ ]
   (see reverse)

                                             FOR          AGAINST     ABSTAIN
2. Approval of independent auditors.         [ ]            [ ]         [ ]

The Board of Directors recommends a vote AGAINST Proposals 3 and 4.

3. Cumulative voting.                        [ ]            [ ]         [ ]

4. Mexican operations report.                [ ]            [ ]         [ ]

If this box is checked, this card does NOT constitute                   [ ]
voting instructions to the Trustee with respect to unallocated/unvoted SIP shares.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature for all shares (OTHER THAN unallocated/unvoted SIP shares if the box immediately above is checked):

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
SIGNATURE(S)                                                        DATE

  NO TEXT PRINT IN THIS ADDRESS AREA